Exhibit 3.160

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                  First:  The name of the limited liability company is Gratitude Holdings LLC.

•                  Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road  Suite 400 in the City of Wilmington, DE 19808.  The name of the Registered Agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of Gratitude Holdings LLC this 11th day of December, 2002.

BY:	/s/ Terri L. Alberhasky
Authorized Person(s)

NAME:	Terri L. Alberhasky
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